David Sutphen to Join 2U as Chief Communications and Engagement Officer

LANHAM, Md., June 1, 2017 — 2U, Inc. (NASDAQ: TWOU), a leader in delivering best-in-class digital education in partnership with the world’s top colleges and universities, today announced that David Sutphen will join the company as its first Chief Communications and Engagement Officer. In this newly created role, Sutphen will report directly to Christopher “Chip” Paucek, 2U’s CEO and co-founder, and oversee global communications, public affairs, corporate brand and events.
“We are so excited to add David to the 2U senior leadership team. He is a skilled communicator, creative thinker and proven leader with more than two decades of experience at the intersection of business, government and civil society,” said Paucek. “As we continue to grow and extend our brand globally, David will help shape and drive the 2U narrative and deepen our engagement with the media and thought leaders in education and technology, as well as key stakeholders, including current and prospective employees, our university partners and their students, and investors.”
“Education has played a transformational role in my life and is a personal passion so I am thrilled to join 2U -- a dynamic, fast-growing, and purpose-driven company," said Sutphen. “The opportunity to become part of this strong team and work alongside Chip, an inspirational and respected leader, while advancing 2U's important mission makes this an ideal fit for me.  I look forward to bringing my mix of skills and experience, as well as my passion for education, to the company as we continue transforming higher education and people’s lives in positive and empowering ways.”
Sutphen joins 2U from Brunswick Group, a global strategic communications and advisory firm, where he was a partner and head of the Washington, D.C., office. During his more than eight years at Brunswick, Sutphen advised Fortune 500 and emerging companies on strategic communications, reputation, stakeholder engagement, crisis, diversity, regulatory and public affairs matters with a particular focus on the media, technology and education sectors.
Earlier in his career, Sutphen served as judiciary committee general counsel to the late Senator Edward M. Kennedy and chief of staff to former Congressman Harold Ford Jr. After leaving Capitol Hill, Sutphen worked as a senior vice president at the Recording Industry Association of America and at VIACOM, parent company of MTV Networks, BET and Paramount Pictures.
Outside of work, Sutphen is actively involved in numerous education, nonprofit and philanthropic endeavors. He currently serves as board chair of GetSchooled (getschooled.com), a Viacom and Gates Foundation nonprofit he helped launch more than eight years ago; a board member of CityBridge Education (citybridge.org); and as secretary of the board for the U.S. Soccer Foundation (ussoccerfoundation.org), the official charity of U.S. Soccer.
Sutphen is an honors graduate of Amherst College, with a BA in Political Science, and currently serves as a trustee to the college. He also earned a JD from the University of Michigan Law

School, where he served on the editorial board of the Michigan Law Review and clerked on the United States Court of Appeals for the Third Circuit.
About 2U, Inc. (NASDAQ: TWOU)
2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U's No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.
Media Contact:
Shirley Chow
schow@2U.com